Exhibit (j)(ii)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 22, 2006, relating to the financial statements and financial highlights which appear in the July 31, 2006 Annual Report to Shareholders of Fifth Third Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP
Columbus, Ohio
June 29, 2007